Exhibit 10.9

INVESTORS’ RIGHTS AGREEMENT
STANDSTILL AND EXTENSION AGREEMENT

This Investors’ Rights Agreement Standstill and Extension Agreement (“Agreement”) is made as of May 7, 2007 (the “Effective Date”), by and between Rubio’s Restaurants, Inc., a Delaware corporation, (“Rubio’s” or the “Company”), and Ralph Rubio (the “Investor”).

RECITALS

A. Rubio’s and the Investor are parties to that certain Amended and Restated Investors’ Rights Agreement, dated as of November 19, 1997, as amended on December 31, 1997 and in May 1998 (the “Rights Agreement”), wherein Rubio’s granted to the Investor certain registration rights.

B. On July 28, 2005, the parties hereto entered into an Investors’ Rights Agreement Standstill and Extension Agreement (the “2005 Extension Agreement”) which provided, among other things, for an extension of the expiration date applicable to the Investor’s registration rights and superseded an Investors’ Rights Agreement Standstill and Extension Agreement dated March 12, 2004 (collectively, with the 2005 Extension Agreement the “Original Extension Agreements”).

C. Given the current state of market conditions, the trading range of Rubio’s common stock and the current operating performance of the Company, the Investor desires to obtain a further extension of, and modification of its registration rights.

D. The Company is willing to grant to Investor a further extension of its registration rights through June 30, 2009 and a modification of such registration rights in exchange for the Investor agreeing not to exercise any demand registration rights on or before June 30, 2007.

AGREEMENT

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendments to Rights Agreement.

(a) Section 1.4(a) of the Rights Agreement be deleted and replaced with the following:

“(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days.”

(b) Clauses (4), (5) and (6) of Section 1.12 (b) of the Rights Agreement be deleted and replaced with the following:

“(4) if the Company has already effected four (4) registrations on Form S-3 pursuant to this Section 1.12 and the Holder is eligible to resale its Registrable Securities pursuant to Rule 144(k) of the Act.; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business.”

(c) The following shall be added to Section 1.12 as new Section 1.12(d):

“(d) If the Company’s Board of Directors determines that it would be detrimental to the Company and its stockholders for resales of Registrable Securities to be made pursuant to an effective Form S-3 registration statement due to the existence of a material event or development or potential material event or development involving the Company which the Company would be obligated to disclose in the registration statement (or in filings or documents incorporated by reference in such registration statement), which disclosure would be premature or otherwise inadvisable at such time or which the Board of Directors believes would have a material adverse effect on the Company and its stockholders or would make the successful consummation by the Company of a material transaction significantly less likely, the Company will have the right to suspend the use of the registration statement for a period of not more than ninety (90) days, provided, however, that the Company may not exercise its right to suspend a registration statement under this Section 1.12(d) more than twice in any twelve (12)-month period. The Company will promptly notify the Holders of any decision by its Board of Directors to suspend a registration statement pursuant to this Section 1.12(d).”

(d) Section 1.16(a) of the Rights Agreement be deleted and replaced with the following:

“(a) The right of any Holder to request registration or inclusion in registration pursuant to Section 1.2, 1.3 or 1.12 shall terminate on the first such date after this Amendment as (i) all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may be sold under Rule 144 during any ninety (90)-day period and (ii) the Holder thereof holds less than one percent (1%) of the Company’s outstanding Common Stock.”

(e) The following shall be added to Section 1.2 as new Section 1.2(e):

“(e) If the Company’s Board of Directors determines that it would be detrimental to the Company and its stockholders for resales of Registrable Securities to be made pursuant to a registration statement requested pursuant to this Section 1.2 due to the existence of a material event or development or potential material event or development involving the Company which the Company would be obligated to disclose in the registration statement (or in filings or documents incorporated by reference in such registration statement), which disclosure would be premature or otherwise inadvisable at such time or which the Board of Directors believes would have a material adverse effect on the Company and its stockholders or would make the successful consummation by the Company of a material transaction significantly less likely, the Company will have the right to suspend the use of the registration statement for a period of not more than ninety (90) days, provided, however, that the Company may not exercise its right to suspend a registration statement under this Section 1.2(e) more than twice in any twelve (12)-month period. The Company will promptly notify the Holders of any decision by its Board of Directors to suspend a registration statement pursuant to this Section 1.2(e).”

2. Extension of Registration Rights. Beginning on the Effective Date and extending through June 30, 2009, Rubio’s hereby grants to the Investor the same rights, if any, held by the Investor as of the Effective Date under Section 1.2, 1.3, 1.4, 1.6, 1.7, 1.8, 1.9, 1.10, 1.11, 1.12 and 1.14 of the Rights Agreement, as amended by the Original Extension Agreements and by this Agreement; provided, that in the event that the Company exercises its right to defer the filing of a Form S-3 registration statement pursuant to Section 1.12(b)(3) or to suspend the use of a Form S-3 registration statement pursuant to Section 1.12(d), the Investor’s rights shall be extended from June 30, 2009 by the number of days of any deferral and any suspension. Such rights shall be governed by the relevant terms and conditions as set forth in the Rights Agreement, which terms are hereby incorporated by reference, provided that the Investor shall be considered the “Holder” as that term is used in the Rights Agreement.

3. Standstill. Beginning on the Effective Date and extending through June 30, 2007, the Investor will not exercise any demand registration rights, as described in Sections 1.2 or 1.12 of the Rights Agreement or set forth in Section 2 hereof, that it is entitled to, whether pursuant to this Agreement or pursuant to the Rights Agreement.

4. Miscellaneous.

(a) Waivers and Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and the Investor.

(b) Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(c) Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(d) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of facsimile transmission, or when so received in the case of mail or courier, and addressed as set forth on the signature page of this Agreement.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts entered into and performed entirely in California by California residents, without regard to conflicts of law principles.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

(g) Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

(h) Entire Agreement. This Agreement supersedes the Original Extension Agreements, which hereafter shall be null and void in its entirety, and constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

(i) Effect of Amendment. Except as expressly modified by this Amendment, the Rights Agreement shall remain unmodified and in full force and effect.

(j) No Third Party Beneficiaries. This Agreement and all conditions and provisions hereof are and are intended to be for the sole and exclusive benefit of Rubio’s and the Investor and for the benefit of no other party to the Rights Agreement (or any successors or assigns).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

Company:	RUBIO’S RESTAURANTS, INC. a Delaware corporation

	By:	/s/ Daniel E. Pittard
Daniel E. Pittard President and Chief Executive Officer

Address: 1902 Wright Place, Suite 300 San Diego, CA 92008 Fax No.: (760) 602-5113

Investor:	Ralph Rubio

/s/ Ralph Rubio
Ralph Rubio

Address: 1115 Los Calallitos Del Mar, CA 92014 Fax No.: (760) 602-5113